Exhibit 99.11

AGREEMENT

This Agreement (the "Agreement") is entered into as of the 12th day of September, 2012, by and among Shlomo (Tom) Wyler of 8 Herzel Rosenblum St. Tel Aviv, Israel (the "Seller") and THE CAPRI FAMILY FOUNDATION, with registered offices at 53rd E Street, Urbanizacion Marbella, MMG Tower, 16th Floor, Panama, Republic of Panama (the "Purchaser") (each a "Party" and together the "Parties").

WHEREAS	The Seller is the owner, among others, of 6,486,448 ordinary shares, nominal value 0.13 each, of Optibase Ltd. (the "Shares" and the "Company", respectively);

WHEREAS
the Seller entered into several loan agreements with Equilex Trust Reg. as trustee of the Capri Trust (the "Equilex"), dated September 9,2004; May 27, 2006; June 18, 2008; and August 14, 2008 which are attached hereto as Exhibit A , for the purpose of funding the purchase of the Shares by the Seller (the "Loan Agreements"); and

WHEREAS	Equilex assigned all of its rights and obligations under the Loan Agreements to the Purchaser; and

WHEREAS
the Purchaser wishes to purchase the Shares from the Seller in consideration of USD 2.00 per Share and a total compensation of USD 12’972’896.00 and the Seller wishes to sell the Shares to the Purchaser, all as further detailed in this Agreement.

NOW THEREFORE, the Parties agree as follows:

1.PURCHASE AND SALE OF THE SHARES; CLOSING.

Subject to and in accordance with the terms and conditions of this Agreement, at the Closing (as defined below) the Seller shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and accept the transfer and assignment from the Seller of the Shares subject to the consideration specified in section 2 below (the "Consideration"). The Seller and the Purchaser hereby agree to sign all documents required in order to complete the registration of the transfer and assignment of the Shares in the shareholders register of the Company. The closing of the transaction contemplated herein (the “Closing”) shall occur concurrently with the execution of this Agreement by all Parties hereto. At the Closing the Seller shall deliver to the Purchaser a validly executed share certificate representing the Shares endorsed in the name of the Purchaser and a validly executed share transfer deed regarding the Shares to be purchased by the Purchaser (the "Deed"). The Shares will be transferred to the Purchaser free and clean of any pledge, lien, encumbrance or any third party right.

2.CONSIDERATION

In consideration for the Shares, the Purchaser hereby agrees to set off an aggregate sum of USD 12’972’896.00 against the loan granted to Seller under the Loan Agreement. The parties hereby agree that the remaining consideration payable by Seller under the Loan Agreement is a sum of USD 11’474’342.17. Such amount shall be dealt with in a separate agreement.

For the avoidance of doubt, upon Closing the Loan Agreements shall be deemed cancelled and neither Party shall have any claim or demand in connection hereof.

The term "Loan Agreements" includes any deed of pledge related to the Loan Agreements.

3.REPRESENTATIONS AND WARRANTIES

Each of the Parties represents and warrants, as follows:

3.1 Authorization.

This Agreement and the other documents to be delivered by each of the Parties at the Closing or thereafter, will be duly executed and delivered at the Closing and shall constitute the lawful, valid and legally binding obligation of each Party, enforceable against each Party, in accordance with their terms and conditions.

3.2 No Conflict.

Neither the execution and delivery of this Agreement, nor the performance by each of the Parties of the terms hereof, will conflict with, or result in a breach or violation of any of the terms, conditions and provisions of: (i) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, to which each of the Parties is subject; or (ii) any agreement, contract, lease, license, understanding or commitment to which each of the Parties is a Party to or to which it is subject to, or (iii) any applicable law.

4.MISCELLANEOUS

4.1 Governing Law and Jurisdiction.

The internal laws of the State of Israel, without regard to its choice of law rules, shall govern the validity, the construction of its terms and the interpretation of the rights and duties of the Parties hereunder. The appropriate courts in Tel Aviv - Jaffa, Israel shall have exclusive jurisdiction over any dispute or claim in connection with this Agreement.

4.2 Successors and Assigns.

Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3 Entire Agreement; Amendment.

This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Purchaser and the Seller.

4.4 Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be telecopied, sent by electronic mail or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such Party's address as set forth above or at such other address as the Parties shall have furnished to each other in writing.

4.5 Delays or Omissions.

Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Party to this Agreement upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

4.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

4.7 Severability.

In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective or binding on the Parties if it materially changes the economic benefit of this Agreement to any Party.

4.8  Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first set forth above.

Seller:

Shlomo (Tom) Wyler

/s/ Shlomo (Tom) Wyler
________________________________

Purchaser:

THE CAPRI FAMILY FOUNDATION

	/s/ Jose E. Silva	/s/ Dianeth M. De Ospino
Name:	JOSÉ E. SILVA	DIANETH M. DE OSPINO
Title:	on behalf of Filippone Business S.A. Foundation Councilor

Gesafi Real Estate S.A. and Rozzi Real Estate Inc., which were appointed to act as "Custodians" in accordance to the provisions of the Loan Agreements, hereby undertake towards the Parties to perform all actions and to sign all documents or instrument required in order to complete and execute this Agreement.

Gesafi Real Estate S.A.

	/s/ Yessina A. Agudo I.	/s/ Ruth Giannina de Sanchez
Name:	Yessina A. Agudo I.	Ruth Giannina de Sanchez
Title:	President/Director	Secretary/Director

Rozzi Real Estate Inc.

	/s/ Denise Lopez	/s/ Rosita Zelaya
Name:	Denise Lopez	Rosita Zelaya
Title:	President/Director	Secretary/Treasurer/Director